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                                                                   EXHIBIT 10.49

                                October 26, 1994



Mr. Roger J. Flynn
2801 W. Decatur Avenue
Fresno, California  93711

Re:  Offer of Employment

Dear Roger:

On behalf of the Public Service Company of New Mexico ("PNM"), I am pleased to offer you the position of Senior Vice President of the Electric Service Business Unit ("Senior Vice President - ESBU") effective December 1, 1994.

The terms of this offer of employment are:

1. SALARY. Your annual base salary will be $154,000.00 payable on a bi-weekly basis. Your salary is determined by the Company in accordance with the compensation policies applicable to all PNM employees.

2. FRINGE BENEFITS. PNM's fringe benefit package consists of two components. Please note that during the first six months of employment, certain benefits are not available or are contributory as specified in documents which will be sent to you today via Federal Express.

The first component includes benefits available to all PNM employees, regardless of position. This includes participation in PNM's "Benefits My Way," flexible benefit plans which provide benefit options and benefit credits for the purchase of medical and dental coverage, dependent life insurance coverage and flexible spending accounts for health care and day care expenses. We enclose the PNM Employee Handbook ("Handbook") which contains the Summary Plan Descriptions for the plans. You are entitled to participate in the benefits available under PNM's policies or programs regarding sick leave, holidays, absence and leaves, merchandise purchase plan, employee assistance program and workers compensation, all of which are described in the Handbook. You are also eligible to participate in the

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Mr. Roger J. Flynn
October 26, 1994
Page 2


Master Employee Savings Plan (a 401k plan). The only exception to the benefits described in this paragraph is that you are eligible to accrue three (3) weeks of vacation annually beginning immediately rather than after your fifth (5th) year of employment.

The second component of the fringe benefit package includes benefits which are provided to senior officers of PNM. PNM will reimburse you, on an annual basis, for up to $700.00 for costs incurred in a routine physical examination. PNM will supplement certain health benefits as described in the enclosed Executive Medical Plan Document up to a maximum of $2,500.00 per year. PNM will also provide 24 hour per day insurance coverage amount of $250,000.00 and Management Life Insurance coverage up to $400,000.00 at no cost to you. PNM will pay for tax return preparation assistance up to a maximum of $1,500.00 per year. Paid parking will be provided.

As a Senior Officer, you will also participate in PNM's Executive Retention Plan, which provides benefits in the event of a change in control of PNM. We enclose the plan document.

You will be designated by the Board's Management Compensation and Development Committee to participate in the Performance Stock Plan ("PSP") as a Senior Officer. The Plan document is enclosed with sample calculations for illustrative purposes only. Because your employment will commence on or about December 1, 1994, you are thus ineligible for an Initial Award of Options under the PSP; PNM will render a one time cash payment of $20,500.00 to be paid upon your acceptance of this offer, to enable you to purchase 1,000 shares of PNM stock.

3. TERMINATION AND SEVERANCE BENEFITS. As an officer, the Senior Vice President - ESBU is employed at the will of the Company. The Company can terminate your employment with or without cause or advance notice. If your employment is terminated for cause or if you resign from employment, you will be ineligible for any severance benefits.

After you complete six (6) months of employment with PNM, you will become a participant in PNM's Non-Union Severance Pay Plan ("Plan"). However, in the unlikely event that you are terminated from employment for reasons other than cause during your first six months of employment, PNM will pay you severance benefits equivalent to those paid to Senior Management Plan participants.

4. HOME SALE EXPENSES. Under PNM's Relocation and Transfer Policy, you may elect one of the following options.

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Mr. Roger J. Flynn
October 26, 1994
Page 3


     a. You may elect to sell your own home. You may use our Home Marketing Assistance Program, which provides advice regarding the marketing and sale of a residence, for 90 days. If the closing of the sale of your home occurs within six months of your first day at PNM, PNM will pay 8% of the sale price to you for reimbursement of closing costs. If your home is sold within 120 days of your first day, PNM will pay you an additional 3% of the sales price.

     b. You may elect to turn your home over to PNM's Relocation Service which will purchase your home from you at a price determined by the Service. You must elect this option within 120 days of your first day. PNM will arrange for detailed information regarding this option to be provided to you as soon as possible.

5. RELOCATION BENEFITS. PNM will reimburse you for costs incurred in two trips with your spouse to look for a new home. Reimbursable costs are airfare, hotel, car rental expenses and meals for trips of no longer than three (3) days duration. PNM will reimburse you for the actual costs incurred in moving your household possession to New Mexico pursuant to PNM's Employee Relocation Expense Policy, as modified by this paragraph. Ryder Move Management will make the necessary arrangements for you and will provide Destination Services. Any unusual items or expenses will require the advance approval of PNM.

6. INTERIM LIVING EXPENSES. For a period of two (2) months, PNM will reimburse you for rent and utilities, except for telephone, incurred while living in a temporary residence.

7. RETIREMENT. You will be eligible to participate in PNM's Employee Retirement Plan, as described in the PNM Benefits Handbook.

8. CONDITIONS. As with all new PNM employees, your appointment is contingent upon passing a physical examination and a drug and alcohol screen, paid for by PNM. This offer may be accepted until October 28, 1994. Your expected reporting date is no later than December 1, 1994.

9. CONSULTING SERVICES PRIOR TO START OF PNM EMPLOYMENT. You may be asked to perform services for PNM prior to the commencement of employment with PNM by Ben Montoya or his designee. As you perform such services, you will perform them as an independent contractor of PNM. For each day services are rendered, PNM agrees to pay you Six Hundred dollars ($600.00) per day and will reimburse you for all reasonable

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Mr. Roger J. Flynn
October 26, 1994
Page 4


expenses you incur, including but not limited to, travel, lodging and meal expenses. As an independent contractor, you will be solely responsible for your state and federal taxes, FICA, FUTA, unemployment taxes and workers' compensation coverage. While an independent contractor, you will not be eligible for any fringe benefits PNM provides to its employees. You agree to maintain the confidentiality of any confidential, proprietary, trade secret or financial information of PNM that you receive while performing services as an independent contractor.

We look forward to your acceptance of our offer and will be happy to provide any additional information. If you accept this offer, please sign the original of this letter and return it to me.

Our Company is enthusiastic at the prospect of your affiliation with PNM and looks forward to working with you. This offer reflects our full support and confidence in your talents and abilities.

                              Very truly yours,


                              /s/  Benjamin F. Montoya
                              -------------------------------------
                              Benjamin F. Montoya
                              President and Chief Executive Officer

Accepted:

/s/ Roger J. Flynn
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Date: /s/ October 26, 1994
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